EXHIBIT 11
                                                                      ----------

                        COMPUTATION OF PER SHARE EARNINGS



                           OMNI MULTIMEDIA GROUP, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (Unaudited)


                                     Three Months Ended                         Nine Months Ended
                              December 28,          December 30,         December 28,         December 30,
                                  1996                  1995                 1996                 1995
                                 ------                ------               ------               -----
Net income(loss)             $ (3,465,321)        $   384,268           $ (8,110,318)         $   408,799
Primary weighted common
   shares outstanding:
       Common Stock             7,815,740           2,751,500              5,246,307            2,667,167
       Stock options              -- (1)               64,651                 -- (1)               49,905
       Stock warrants             -- (1)              141,055                 -- (1)               39,902
                              -----------         -----------          --------------
Primary weighted average
   shares                       7,815,740           2,957,206              5,246,307            2,756,974
                              ===========         ===========          ==============        ============
Primary net income (loss)
   per share                      ($ 0.44)               0.13               ($ 1.55)            $    0.15
                              ===========         ===========          ==============        ============

Fully diluted weighted common shares outstanding:

       Common Stock             7,815,740           2,751,500              5,246.307            2,667,167
       Stock Options               --(1)               64,651                  --(1)               49,905
       Stock Warrants              --(1)              141,055                  --(1)               39,902
       Shares attributable
          to Preferred Stock
          converted using the
          if converted method   1,628,736                 --               3,251,842                  --
                             ------------        ------------           -------------         ------------
Fully diluted weighted
     average shares             9,444,476           2,957,206              8,498,149            2,756,974
                             ============        ============           =============         ============
Fully diluted net income
     (loss) per share             ($ 0.37)             $ 0.13                ($ 0.95)              $ 0.15

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